EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Twin Disc, Incorporated, the registrant (a Wisconsin Corporation) owns directly or indirectly 100% of the following subsidiaries:

1.	Twin Disc International, S.A. (a Belgian corporation)

2.	Twin Disc Srl (an Italian corporation)

3.	Rolla Sp Propellers SA (a Swiss corporation)

4.	Twin Disc (Pacific) Pty. Ltd. (an Australian corporation)

5.	Twin Disc (Far East) Ltd. (a Delaware corporation operating in Singapore and Hong Kong)

6.	Mill-Log Equipment Co., Inc. (an Oregon corporation)

7.	Mill-Log Marine, Inc. (an Oregon Corporation)

8.	Mill-Log Wilson Equipment Ltd. (a Canadian corporation)

9.	Twin Disc Southeast, Inc. (a Florida corporation)

10.	Vetus Italia Srl (an Italian corporation)

11.	Technodrive SARL (a French corporation)

12.	Boat Equipment Limited (a Maltese limited liability corporation)

13.	Twin Disc Japan (a Japanese corporation)

14.	Twin Disc Power Transmission Private, Ltd. (an Indian limited liability corporation)

Twin Disc, Incorporated also owns 66% of Twin Disc Nico Co. LTD. (a Japanese corporation).

The registrant has no parent nor any other subsidiaries.  All of the above subsidiaries are included in the consolidated financial statements.